UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 24, 2007

Commission File Number: 333 - 139994

LEXINGTON ENERGY SERVICES INC.
(Exact Name of Registrant as Specified in Charter)

Nevada
(state or other jurisdiction of incorporation or organization)

207 West Hastings Street, Suite 1209, Vancouver, British Columbia, Canada V6B 1H7
(Address of principal executive offices)

604-899-4550
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 23, 2007, Lexington Energy Services Inc. (“Lexington”) appointed Brent Nimeck as Chief Operating Officer effective immediately. Mr. Nimeck has been the Senior Vice-President of Operations of Lexington since October 20, 2005 and will continue in his role as the Senior Vice-President of Operations.

Brent Nimeck, age 28, joined Lexington as our director and Senior Vice President of Operations on October 20, 2005. From 2002 to the present, Mr. Nimeck has been the general manager of Southern Well Testing Ltd., a company whose main focus is production testing of oil and gas wells. Mr. Nimeck has been personally involved in every aspect of building all six of the mobile oil well testing units currently owned by Southern Well Testing, from negotiating with suppliers to physically assembling the equipment. From 1997 to 2002, Mr. Nimeck worked as a supervisor and equipment operator with Schlumberger International, a supplier of services and technology to the international petroleum industry, and was responsible for crew supervision offshore and on land.

Mr. Nimeck’s new appointment does not alter his employment agreement (“Agreement”) effective on June 1, 2006.

The Agreement provides that Mr. Nimeck will receive approximately $5,400 per month. In addition to his monthly salary, on December 14, 2006 Lexington issued a cash bonus of $50,000 to Mr. Nimeck for his services. Also, Mr. Nimeck was granted options to purchase 250,000 Lexington common shares at a price of US$0.10 per share, exercisable for a period of two years after October 20, 2005. The options will expire earlier if Mr. Nimeck ceases to work for Lexington.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2007	LEXINGTON ENERGY SERVICES INC.
(Registrant)
	By :	/s/ Larry Kristof
Director, President, Chief Executive
Officer, Chief Financial Officer